Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-39634, 333-107551, 333-85032) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan and the 2002 Broad Based Equity Incentive Plan and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-102351, 333-90424, 333-112220, 333-109872 and 333-109873) of Dendreon Corporation and in the related Prospectuses of our report dated February 12, 2004 (except for Note 12, as to which the date is February 24, 2004), with respect to the consolidated financial statements of Dendreon Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Seattle, Washington

March 12, 2004